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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

November 3, 2004 (November 1, 2004) Date of Report (Date of earliest event reported)
ACCESS ANYTIME BANCORP, INC. (Exact name of registrant as specified in its charter)
Delaware (State or other jurisdiction of incorporation)	0-28894 (Commission File Number)	85-0444597 (IRS Employer Identification No)
5210 Eubank Blvd, NE Albuquerque, New Mexico 87111 (Address of principal Executive offices)
(505) 299-0900 (Registrant's telephone number, including area code)
(Former name or former address, if changed since last report)

        Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

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Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

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Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 2.01 Acquisition or Disposition of Assets

        Access Anytime Bancorp, Inc. (the "Company") is the unitary thrift holding company of AccessBank (the "Bank"), a federally chartered stock savings bank which was conducting business from nine full-service banking locations in Albuquerque, Clovis, Gallup, Las Cruces, and Portales, New Mexico and one loan production office in Albuquerque, New Mexico prior to the acquisition reported herein. The Bank entered into a Branch Purchase and Deposit Assumption Agreement, dated as of July 7, 2004, with Matrix Capital Bank, under which the Bank would purchase certain of the assets and assume certain of the deposit and other liabilities of a Matrix Capital Bank branch facility located in Sun City, Arizona. That transaction was approved by the Office of Thrift Supervision on September 27, 2004, and was consummated on November 1, 2004. Pursuant to the transaction, the Bank assumed approximately $103.6 million in deposits. The Bank acquired approximately $2.0 million in real estate, one mortgage loan, furniture, fixtures and equipment, and the cash on hand at the branch location. The acquired assets have been used in the banking business by Matrix Capital Bank and will continue to be used in the banking business under the name AccessBank.

        In consideration of the assumption by the Bank of deposits and other liabilities, Matrix Capital Bank made a cash transfer to the Bank on the closing date of approximately $98.1 million, representing the total amount of deposits assumed by the Bank, net of the amounts payable by the Bank to Matrix Capital Bank at closing. The amounts payable by the Bank to Matrix Capital Bank at closing represented: (i) the purchase price of the furniture, fixtures and equipment, (ii) the unpaid balance of the transferred loan, less an agreed upon discount, (iii) the value of the vault cash at the branch, (iv) the purchase price of the real estate, and (v) a net deposit premium of approximately $3.4 million.

        In connection with the transaction, Matrix Capital Bank has agreed, for a period of twelve months after the closing, that neither Matrix Capital Bank nor any of its subsidiaries, affiliates, successors or assigns will enter into any agreement to acquire, lease, purchase, own, operate or use any building or other facility within Maricopa County, Arizona, for the purpose of accepting deposits, cashing checks, making loans or conducting general banking business. In addition, Matrix Capital Bank has agreed that it will not, for a period of 24 months after the closing date, directly or indirectly, attempt to cause any customer or depositor currently doing business with the Sun City branch to withdraw its banking affiliation from this branch or cause any person now or hereafter employed at any branch to terminate such employment.

        There are no material relationships between Matrix Capital Bank and the Company or any of its affiliates, any director or officer of the Company, or any associate of any such director or officer.

        The financial statements and pro forma financial information relating to the acquired business which are required to be filed with the SEC are expected to be filed by amendment to this Form 8-K by January 14, 2005.

Item 9.01 Financial Statements and Exhibits

  (c)
  Exhibits

  2.3
  Branch Purchase and Deposit Agreement dated July 7, 2004, between Matrix Capital Bank, a federal savings bank, and AccessBank, a federal savings bank (incorporated by reference from Exhibit 2.3 to the Company's June 30, 2004 Form 10-QSB).

  2.3.1
  Amendment, dated September 30, 2004, to the Branch Purchase and Deposit Assumption Agreement dated July 7, 2004, between Matrix Capital Bank, a federal savings bank, and AccessBank, a federal savings bank (incorporated by reference from Exhibit 2.3.1 to the Company's September 30, 2004 Form 10-QSB).

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SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ACCESS ANYTIME BANCORP, INC.
DATE: November 3, 2004	By:	/s/ NORMAN R. CORZINE Norman R. Corzine, Chairman of the Board and Chief Executive Officer (Duly Authorized Representative)

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  Item 2.01 Acquisition or Disposition of Assets
  Item 9.01 Financial Statements and Exhibits
SIGNATURES